Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q4 and FY16 Results; Q4 Comp Sales up 6% and EPS up 6%; Announces Plans to Increase Dividend 24% and Buy Back $1.5B to $2.0B of Stock; Provides FY17 Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 24, 2016--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fourth quarter and fiscal year ended January 30, 2016. Net sales for the fourth quarter of Fiscal 2016 increased 8% to $9.0 billion and consolidated comparable store sales increased 6% over last year’s 4% increase. Net income for the fourth quarter was $666 million and diluted earnings per share were $.99, a 6% increase over the prior year’s $.93.

For the 52-week fiscal year ended January 30, 2016, net sales were $30.9 billion, a 6% increase over last year. Consolidated comparable store sales increased 5% over last year’s 2% increase. Net income for the fiscal year was $2.3 billion. Diluted earnings per share were $3.33, a 5% increase over the prior year’s adjusted $3.16, which excluded a $.01 per share debt extinguishment charge from reported earnings per share of $3.15.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “We are extremely pleased to end another strong year with terrific fourth quarter results! Our fourth quarter 6% comp growth and 6% increase in earnings per share significantly exceeded our expectations. Once again, customer traffic drove our entire consolidated comp increase. It was also the primary driver of our comp increases at every division in the fourth quarter and full year as we continued delivering consumers a differentiated offering at extreme value. We are convinced that we are gaining market share profitably around the world. We were particularly pleased that our overall merchandise margin was up in the fourth quarter while we continued to offer shoppers outstanding values. For the full year, we were thrilled to surpass $30 billion in sales, achieve consolidated comp sales growth of 5%, and deliver above-plan EPS growth. The year 2015 marks our 20th consecutive year of increases in comp sales and EPS! We have sustained profitable growth through many types of economic and retail climates and in different regions around the world, and we have great confidence in the future.”

Herrman continued, “The year is off to a strong start and we have many initiatives planned to continue driving sales and traffic. Our business is very healthy, and similar to last year, our plans for earnings per share growth reflect the negative impact of foreign currency and our previously announced wage initiative. We plan to continue to balance our growth with investments, develop new seeds for growth, and strengthen our leadership positions across the globe. We now operate in nine countries, across three continents, and are excited about the opportunities we see both in our existing regions and new international markets. As always, we have a management team that is laser focused on achieving its plans and passionate about surpassing them. We are confident that we are making the right decisions and investments today that position us extremely well to continue capturing market share and reach $40 billion and beyond!”

Shareholder Distributions

The Company intends to increase the regular quarterly dividend on its common stock to be declared in March 2016 and payable in June 2016 to $.26 per share, subject to the approval of the Company’s Board of Directors. This increase would represent a 24% increase in the current per share dividend and mark the 20th consecutive year that the Company has raised the dividend. Over this period of time, the Company’s dividend has grown at a compound annual rate of 23%.

The Company also announced today its plan to repurchase approximately $1.5 to $2.0 billion of TJX stock during the fiscal year ending January 28, 2017. With $1.5 billion remaining at Fiscal 2016 year end under the Company’s existing stock repurchase program, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.0 billion of TJX common stock from time to time. The new authorization represents approximately 4% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 17th program approved by the Board since 1997. Over this period, the Company has spent approximately $16.3 billion on the repurchase of TJX stock. During the fourth quarter, the Company spent a total of $510 million to repurchase TJX stock, retiring 7.3 million shares. In Fiscal 2016, the Company spent a total of $1.8 billion to repurchase TJX stock, retiring 26.5 million shares. Under the Company’s repurchase plans, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time.

Ernie Herrman commented, “Our business continues to generate tremendous amounts of cash and excellent financial returns. In Fiscal 2017, we plan to continue investing to support our growth while distributing cash to our shareholders. In addition to investing in our Associates, our capital spending plans include new stores, store remodels, and our supply chain and infrastructure. Simultaneously, we plan to significantly increase our regular quarterly dividend and will continue to buy back shares at significant levels. All of these actions underscore our confidence in our ability to continue delivering strong, profitable sales across all of our divisions and cash flow that enables us to both fund our continued growth and return value to our shareholders.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the fourth quarter, were as follows:

	Fourth Quarter		Fourth Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2016	FY2015	FY2016	FY2015

Marmaxx (U.S.)[5,6]	+6%	+3%	$5,720	$5,286
HomeGoods (U.S.)	+7%	+11%	$1,180	$1,033
TJX Canada	+14%	+7%	$781	$788
TJX International (Europe & Australia)[7]	+1%	+2%	$1,280	$1,198

TJX	+6%	+4%	$8,962	$8,304

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com, tkmaxx.com, and Trade Secret sales. 3Net sales in Canada, Europe and Australia include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post. 7FY2016 net sales include Trade Secret since the acquisition on October 24, 2015.

Sales by Business Segment (continued)

The Company’s comparable store sales and net sales by division for the full year were as follows:

	Full Year		Full Year
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2016	FY2015	FY2016	FY2015

Marmaxx (U.S.)[5,6]	+4%	+1%	$19,948	$18,688
HomeGoods (U.S.)	+8%	+7%	$3,915	$3,414
TJX Canada	+12%	+3%	$2,855	$2,884
TJX International (Europe & Australia)[7]	+4%	+3%	$4,227	$4,092

TJX	+5%	+2%	$30,945	$29,078

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com, tkmaxx.com, and Trade Secret sales. 3Net sales in Canada, Europe and Australia include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post. 7FY2016 net sales include Trade Secret since the acquisition on October 24, 2015.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a three percentage point negative impact on consolidated net sales growth in the fourth quarter of Fiscal 2016 versus the prior year. The overall net impact of foreign currency exchange rates had a neutral impact on fourth quarter Fiscal 2016 earnings per share, compared with a $.02 positive impact last year.

The movement in foreign currency exchange rates had a three percentage point negative impact on consolidated net sales growth for the full Fiscal 2016 year versus the prior year. The overall net impact of foreign currency exchange rates had an $.08 negative impact on full year Fiscal 2016 earnings per share, compared with a $.01 positive impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which we refer to as “transactional foreign exchange.”

Margins

For the fourth quarter of Fiscal 2016, the Company’s consolidated pretax profit margin was 11.9%, a 0.5 percentage point decrease compared with the prior year.

Gross profit margin for the fourth quarter of Fiscal 2016 was 28.7%, up 0.5 percentage points versus the prior year. The increase was primarily driven by an increase in merchandise margin and strong buying and occupancy leverage on the 6% comp growth. This was partially offset by the negative impact of transactional foreign exchange at TJX Canada and TJX International and increased supply chain costs related to a substantial increase in units sold during the quarter.

Selling, general and administrative costs as a percent of sales were 16.7%, up 1.0 percentage points versus the prior year’s ratio, primarily due to the Company’s wage initiative, as the Company had anticipated, as well as contributions to TJX’s charitable foundations, higher incentive compensation accruals due to the Company’s above-plan performance and increased supply chain costs.

For the full year Fiscal 2016, the Company’s consolidated pretax profit margin was 11.8%, a 0.5 percentage point decrease compared with the prior year’s adjusted 12.3%. The gross profit margin for Fiscal 2016 was 28.8%, a 0.3 percentage point increase versus the prior year, and merchandise margins increased. Selling, general and administrative costs as a percent of sales were 16.8%, up 0.7 percentage points versus the prior year’s ratio, primarily due to the Company’s wage initiative and increased supply chain costs.

Inventory

Total inventories as of January 30, 2016, were $3.7 billion, compared with $3.2 billion at the end of the prior fiscal year. Consolidated inventories on a per-store basis as of January 30, 2016, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 5% on a reported basis (up 6% on a constant currency basis). TJX enters the new fiscal year in an excellent inventory position to continue shipping fresh merchandise to its stores and take advantage of the plentiful opportunities it is seeing in the marketplace for quality, branded goods.

Full Year and First Quarter Fiscal 2017 Outlook

For the fiscal year ending January 28, 2017, the Company expects diluted earnings per share to be in the range of $3.29 to $3.38, which would represent a 1% decrease to a 2% increase over the $3.33 in Fiscal 2016. This guidance reflects an assumption that the combination of foreign currency and transactional foreign exchange will have a 4% negative impact on EPS growth. The Company also expects its previously announced wage initiative to negatively impact EPS growth by an additional 4%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

For the first quarter of Fiscal 2017, the Company expects diluted earnings per share to be in the range of $.68 to $.70 compared to $.69 last year. This guidance reflects an assumption that the combination of foreign currency and transactional foreign exchange will have a 2% negative impact on EPS growth. The Company also expects its wage initiative will negatively impact EPS growth by 3%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

The Company’s earnings guidance for the first quarter and full year Fiscal 2017 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the first quarter.

Stores by Concept

During the fiscal year ended January 30, 2016, the Company increased its store count by a net of 219 stores to a total of 3,614 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations		Gross Square Feet*
	FY2016		FY2016
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,119	1,156	32.1	32.9
Marshalls	975	1,007	29.7	30.4
HomeGoods	487	526	12.1	13.0
Sierra Trading Post	6	8	0.2	0.2
In Canada:
Winners	234	245	6.7	6.9
HomeSense	96	101	2.3	2.4
Marshalls	38	41	1.2	1.2
In Europe:
T.K. Maxx	407	456	12.6	13.8
HomeSense	33	39	0.7	0.8
In Australia:
Trade Secret	N/A	35	N/A	0.8

TJX	3,395	3,614	97.5	102.6

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of January 30, 2016, the end of the Company’s fiscal year, the Company operated a total of 3,614 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,156 T.J. Maxx, 1,007 Marshalls, 526 HomeGoods and 8 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 245 Winners, 101 HomeSense, and 41 Marshalls stores in Canada; 456 T.K. Maxx and 39 HomeSense stores, as well as tkmaxx.com, in Europe; and 35 Trade Secret stores in Australia. TJX’s press releases and financial information are also available at tjx.com.

Fourth Quarter and Fiscal 2016 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call with stock analysts to discuss the Company’s fourth quarter and full year Fiscal 2016 results, operations, business trends and plans for Fiscal 2017. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Wednesday, March 2, 2016, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; marketing, advertising and promotional programs; competition; personnel recruitment, training and retention; labor costs and workforce challenges; economic conditions and consumer spending; data security; information systems and new technology; adverse or unseasonable weather; serious disruptions or catastrophic events; seasonal influences; corporate and retail banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)
	13 Weeks Ended		52 Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Net sales	$8,962,075	$8,303,953	$30,944,938	$29,078,407

Cost of sales, including buying and occupancy costs	6,388,192	5,959,037	22,034,523	20,776,522
Selling, general and administrative expenses	1,497,119	1,306,279	5,205,715	4,695,384
Loss on early extinguishment of debt	-	-	-	16,830
Interest expense, net	10,963	9,002	46,400	39,787

Income before provision for income taxes	1,065,801	1,029,635	3,658,300	3,549,884
Provision for income taxes	399,335	381,405	1,380,642	1,334,756

Net income	$666,466	$648,230	$2,277,658	$2,215,128

Diluted earnings per share	$0.99	$0.93	$3.33	$3.15

Cash dividends declared per share	$0.21	$0.175	$0.84	$0.70

Weighted average common shares – diluted	674,676	695,928	683,251	703,545

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	January 30, 2016	January 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$2,095.5	$2,493.8
Short-term investments	352.3	282.6
Accounts receivable and other current assets	629.7	583.1
Merchandise inventories	3,695.1	3,217.9

Total current assets	6,772.6	6,577.4

Property, net of depreciation	4,159.9	3,868.4
Other assets	209.4	210.5
Non-current deferred income taxes, net	13.8	22.6
Goodwill and tradename, net of amortization	343.8	309.9

TOTAL ASSETS	$11,499.5	$10,988.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,203.0	$2,007.5
Accrued expenses and other current liabilities	2,199.2	1,922.1

Total current liabilities	4,402.2	3,929.6

Other long-term liabilities	881.0	888.2
Non-current deferred income taxes, net	285.1	282.9
Long-term debt	1,624.1	1,623.9

Shareholders’ equity	4,307.1	4,264.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,499.5	$10,988.8

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)
	52 Weeks Ended
	January 30, 2016	January 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,277.7	$2,215.1
Depreciation and amortization	616.7	589.0
Loss on early extinguishment of debt	-	16.8
Deferred income tax provision	31.2	102.1
Share-based compensation	94.1	88.0
(Increase) in accounts receivable and other assets	(67.5)	(17.8)
(Increase) in merchandise inventories	(506.6)	(332.3)
Increase in accounts payable	216.3	285.2
Increase in accrued expenses and other liabilities	352.9	165.8
Other	(54.9)	(103.5)

Net cash provided by operating activities	2,959.9	3,008.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(911.9)	(911.5)
Cash paid for acquisition of Trade Secret	(57.1)	-
Purchases of investments	(798.0)	(431.2)
Sales and maturities of investments	681.4	388.0
Net cash (used in) investing activities	(1,085.6)	(954.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	-	749.5
Payments on early extinguishment of debt	-	(416.4)
Payments for repurchase of common stock	(1,828.3)	(1,650.7)
Proceeds from issuance of common stock	132.0	143.0
Cash dividends paid	(544.3)	(465.9)
Other	64.7	81.0
Net cash (used in) financing activities	(2,175.9)	(1,559.5)

Effect of exchange rate changes on cash	(96.7)	(150.1)

Net (decrease) increase in cash and cash equivalents	(398.3)	344.1
Cash and cash equivalents at beginning of year	2,493.8	2,149.7

Cash and cash equivalents at end of year	$2,095.5	$2,493.8

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)
	13 Weeks Ended		52 Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net sales:
In the United States:
Marmaxx	$5,720,427	$5,285,529	$19,948,227	$18,687,880
HomeGoods	1,179,806	1,033,083	3,915,221	3,414,351
TJX Canada	781,428	787,794	2,854,617	2,883,863
TJX International	1,280,414	1,197,547	4,226,873	4,092,313
Total net sales	$8,962,075	$8,303,953	$30,944,938	$29,078,407

Segment profit:
In the United States:
Marmaxx	$812,588	$748,077	$2,858,780	$2,736,694
HomeGoods	181,334	152,431	549,318	463,193
TJX Canada	97,301	118,095	375,306	393,622
TJX International	124,420	128,218	316,939	337,406
Total segment profit	1,215,643	1,146,821	4,100,343	3,930,915

General corporate expense	138,879	108,184	395,643	324,414
Loss on early extinguishment of debt	-	-	-	16,830
Interest expense, net	10,963	9,002	46,400	39,787
Income before provision for income taxes	$1,065,801	$1,029,635	$3,658,300	$3,549,884

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the fourth quarter ended January 30, 2016, TJX repurchased 7.3 million shares of its common stock at a cost of $509.6 million. During the year ended January 30, 2016, TJX repurchased 26.5 million shares of its common stock at a cost of $1.8 billion. On January 29, 2016, the Company’s Board of Directors approved an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. On October 24, 2015, TJX purchased Trade Secret, an off-price retailer in Australia, for approximately AUD$80 million, which is subject to customary post-closing adjustments. The cost of the acquisition was allocated to the fair value of the assets acquired resulting in goodwill of $25.0 million. The operating results since the date of acquisition are reported with our operations in Europe and we have therefore renamed The TJX Europe segment to TJX International. The TJX International segment includes all of international retail operations outside of North America.

3. During last year’s second quarter, the Company issued $750 million of 2.75% seven year notes and used a portion of the proceeds to redeem its $400 million 4.20% notes prior to their scheduled maturity. The redemption of the 4.20% notes resulted in a pre-tax loss on the early extinguishment of debt of $16.8 million during last year’s second quarter. The charge for the early extinguishment of this debt reduced net income for the fiscal year ended January 31, 2015 by $0.01 per share.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323